Exhibit 10.37

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 5th day of December, 2013 by and between KW TRICENTER, LLC, a Delaware limited liability company (“Landlord”), and CHEROKEE, INC., a Delaware corporation (“Tenant”).

RECITALS

A.                                     Landlord, as successor in interest to Tri-Center Plaza, LP, a California limited partnership, and Tenant are parties to that certain Office Lease dated as of September 30, 2011 (“Original Lease”).

B.                                     Pursuant to the Original Lease, Landlord leases to Tenant and Tenant leases from Landlord certain office space consisting of approximately 10,104 rentable square feet on the sixth floor, and commonly known as Suite 600 (“Existing Premises”) in that certain building located and addressed at 5990 Sepulveda Boulevard, Van Nuys, California (“Building”), as more particularly described in the Original Lease.

C.                                     Landlord and Tenant desire to amend the Original Lease to among other things, expand the Existing Premises to include certain additional space consisting of approximately 1,295 rentable square feet (the “Expansion Premises”), as such Expansion Premises is depicted in the cross-hatched area on Exhibit “A” attached hereto and made a part hereof, all in accordance with the terms and conditions set forth below.

D.                                     All capitalized terms used herein but not specifically defined in this Amendment shall have the meanings ascribed to such terms in the Original Lease. The term “Lease” where used in the Original Lease and this Amendment shall hereafter refer to the Original Lease, as amended by this Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.                                        Expansion Premises Commencement Date. Effective upon the earlier of (i) the date of substantial completion of the Work (as defined on Exhibit “B” attached hereto), but in no event prior to February 1, 2014 pursuant to this clause (i), or (ii) the date that Tenant commences business from the Expansion Premises (the “Expansion Premises Commencement Date”), the Premises shall be expanded to include Expansion Premises (and the Premises shall accordingly consist of 11,399 rentable square feet). Accordingly, from and after the Expansion Premises Commencement Date, the term “Premises” where used in the Lease shall mean the Existing Premises and the Expansion Premises collectively.

2.                                      Term. The expiration date of the Term for the entire Premises shall remain October 31, 2016 (the “Expiration Date”), subject to the terms and conditions of the Lease. With regard to the Expansion Premises, the period commencing on the Expansion Premises Commencement Date through and including the Expiration Date shall be hereinafter referred to as the “Expansion Term.”

3.                                      Base Rent.

(a)                                          Existing Premises. For purposes of clarity, the parties agree that monthly Base Rent payable by Tenant with respect to the Existing Premises shall remain as set forth in the Original Lease and shall be unchanged by this Amendment.

(b)                                          Expansion Premises.

(i)                            Effective as of Expansion Premises Commencement Date, the Monthly Base Rent for the Expansion Premises only (excluding the Existing Premises) shall be Three Thousand One Hundred Eight and No/100 Dollars ($3,108.00) and shall increase by three percent (3%) on the first day of the twelfth (12) full calendar month after the month in which the Expansion Premises Commencement Date occurs (the “Rent Adjustment Date”) and each anniversary of the Rent Adjustment Date thereafter as follows (which Monthly Base Rent shall be payable in accordance with the terms of the Lease and this Amendment and in addition to all other amounts due under the Lease):

Month of Expansion Term	Monthly Base Rent		Base Rent Per Rentable Square Foot Per Month (rounded)
Expansion Premises Commencement Date – Rent Adjustment Date	$3,108.00	*	$2.40
13 – 24	$3,201.24		$2.47
25 – October 31, 2016	$3,297.28		$2.55

* Subject to the Base Rent Credit set forth in Section 3(b)(ii) below.

(ii)                         Subject to the terms and conditions of this Section 3(b)(ii), provided that Tenant is not then in default under the Lease beyond any applicable notice and cure periods, Tenant shall be credited with the payment of $3,108.00 of the monthly Base Rent (the “Base Rent Credit”) payable with respect to the Expansion Premises only for the second (2nd) month of the Expansion Term, as and when the same becomes due and payable. No such Base Rent Credit shall reduce the amount of any other amounts which are otherwise payable by Tenant under the Lease (including, without limitation, Tenant’s Percentage Share of any increases in Property Taxes Operating Expenses or other Additional Rent, nor any Base Rent payable with respect to the Existing Premises). Tenant understands and agrees that each installment of the foregoing Base Rent Credit is conditioned upon Tenant’s not being in default under the Lease beyond any applicable notice and cure periods. Accordingly, upon the occurrence of any default under the Lease beyond any applicable notice and cure periods, Tenant shall no longer receive any credit on account of such Base Rent Credit until such default is cured.

4.                                      Tenant’s Percentage Share for the Expansion Premises; Base Year. From and after the Expansion Premises Commencement Date, the term “Tenant’s Percentage Share” of Operating Expenses and Taxes for the Expansion Premises only shall mean Ninety-One Hundredths Percent (0.91%) (based on the Expansion Premises containing 1,295 rentable square feet and the Building containing 142,641 rentable square feet).

Effective as of the Expansion Premises Commencement Date, the “Base Year” with respect to the Expansion Premises only shall be calendar year 2013.

5.                                       Security Deposit. Concurrently with the execution herewith, Tenant shall deposit with Landlord an additional security deposit of $3,297.28 (the “Additional Deposit”). Tenant has already deposited $23,312.89 as the security deposit with respect to the Existing Premises. Accordingly, from and after Tenant’s deposit of the Additional Deposit, the Security Deposit held by Landlord with respect to the Premises (including both the Existing Premises and the Expansion Premises) shall equal $26,610.17, which will be held by Landlord in accordance with the terms and conditions of the Original Lease.

6.                                       Parking. In consideration for the lease of the Expansion Premises, and in addition to the parking rights granted to Tenant pursuant to the Original Lease, Landlord hereby grants to Tenant and persons designated by Tenant a license to use up to four (4) unreserved parking passes (the “Expansion Premises Parking Passes”) in the property parking lot serving the Building on the terms and conditions set forth herein and in the Original Lease. Tenant shall pay Landlord for such Expansion Premises Parking Passes at Landlord’s prevailing rate for such passes, as set from time to time by Landlord (which rate as of the date of this Amendment is $80 per month per pass), plus all city and other taxes payable with respect to the rental of such parking passes or the use of the parking facility. The payments for such parking passes shall be due and payable by Tenant concurrently with the payment of Base Rent. Additional parking spaces may be available on a month-to-month basis at the Building’s standard rate. The Term of the license of the Expansion Premises Parking Passes shall commence on the Expansion Premises Commencement Date and shall continue until the earlier to occur of the Expiration Date under the Lease, or termination of the Lease.

7.                                       Condition of Expansion Premises. Subject to the terms and conditions of Exhibit “B” attached hereto, Tenant hereby agrees that the Expansion Premises shall be (and the Existing Premises shall continue to be) leased “As Is”, “With All Faults”, “without any representations or warranties”. Tenant is familiar with the condition of the Premises and Tenant hereby agrees and warrants that it has investigated and inspected the condition of the entire Premises and the Building and the suitability of same for Tenant’s purposes, and Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Premises or the Building or the suitability of same for Tenant’s purposes. Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Premises or the Building or with respect to the suitability of the same for the conduct of Tenant’s business, and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Premises and the Building in its decision to enter into this Amendment and let the Premises in an “As Is” condition. Landlord and Tenant hereby acknowledge that as of the date of this lease neither the Expansion Premises, the Existing Premises nor the Building have undergone an inspection by a certified access specialist related to the Americans with Disabilities Act.

(b)                                 In addition to the other amounts due and payable by Tenant pursuant to the Lease, concurrently with Tenant’s execution and delivery of this Amendment, Tenant shall pay to Landlord the amount of Twenty-Six Thousand Five Hundred Forty Nine and NO/100 Dollars ($26,549.00) (the “Tenant’s Contribution”), which shall be used by Landlord to fund a portion of the Work to be performed by Landlord pursuant to the Work Letter Agreement attached hereto as Exhibit “B”.

8.                                      Signage. Subject to Landlord’s standard sign criteria and applicable law, Tenant shall have suite entry signage rights with respect to the Expansion Premises. Tenant’s initial suite entry signage shall be provided by Landlord at Landlord’s sole cost and expense. The cost and expense of any modifications to Tenant’s initial suite entry signage shall be borne by Tenant.

9.                                      Attorneys’ Fees. In the event either party shall commence an action to enforce any provision of this Amendment, the prevailing party in such action shall be entitled to receive from the other party, in addition to damages, equitable or other relief, any and all costs and expenses incurred, including reasonable attorneys’ fees and court costs and the fees and costs of expert witnesses, and fees incurred to enforce any judgment obtained. This provision with respect to attorneys’ fees incurred to enforce a judgment shall be severable from all other provisions of this Amendment, shall survive any judgment, and shall not be deemed merged into the judgment.

10.                               Estoppel. Tenant represents and warrants to Landlord that Landlord in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord, and that to Tenant’s knowledge no events or circumstances have occurred which, given the passage of time, would constitute a default under the Lease by Landlord.

11.                               Brokers. Tenant represents that it has not dealt with any broker with respect to this Amendment except LA Realty Partners (representing Tenant) and Colliers International (representing Landlord) (the “Brokers”). If Tenant has dealt with any broker or person with respect to this Amendment other than Brokers, Tenant shall be solely responsible for the payment of any fees due said person or firm and Tenant shall protect, indemnify, hold harmless and defend Landlord from any liability in respect thereto.

12.                               Authority. Tenant, and the parties signing this Amendment on behalf of Tenant, represent and warrant to Landlord that the persons signing on behalf of Tenant have full power and authority to enter into this Amendment and the persons signing on behalf of Tenant have been fully authorized to do so by all necessary corporate or partnership action on the part of Tenant.

13.                               Invalidity of Provisions. If any provision of this Amendment is found to be invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of any such provision shall not affect the validity and enforceability of the remaining provisions hereof.

14.                               Further Assurances. Each of the parties hereto agrees to execute and deliver all such further documents and to take all such further actions as may be reasonably requested by the other party hereto to effectuate fully the terms and provisions of this Amendment, provided such documents or actions do not limit, reduce or impair the rights of the party upon whom such request is made.

15.                             Binding Effect. This Amendment shall be binding upon and inure to the benefit of Landlord, its successors and assigns and Tenant and its permitted successors and assigns.

16.                             Lease in Full Force. Except for those provisions which are inconsistent with this Amendment and those terms, covenants and conditions for which performance has heretofore been completed, all other terms, covenants and conditions of the Original Lease shall remain unmodified and in full force and effect. Tenant ratifies the Original Lease, as amended hereby.

17.                             Counterparts: Facsimile/PDF. This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement. Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto on this Amendment which are delivered by facsimile or PDF as constituting a duly authorized, irrevocable, actual, current delivery of this Amendment with original ink signatures of each person and entity.

18.                             Notices. Any notice required or permitted to be given to Landlord pursuant to the Lease shall be in writing and may be given by personal service evidenced by a signed receipt or sent by registered or certified mail, return receipt requested, or via overnight courier. Any notices to be given to Tenant pursuant to the Lease shall be in writing and may be given by personal service evidenced by a signed receipt or sent by registered or certified mail, return receipt requested, or via overnight courier at the address set forth in the Original Lease. Any notice required or permitted to be given to Landlord pursuant to the Lease shall be addressed to Landlord as follows:

To:                                                                                                                              Kennedy-Wilson Properties, Ltd.

16501 Ventura Blvd., Suite 451

Encino, CA 91436

Attn: Property Manager

With a copy to:                                                            Kennedy-Wilson Properties, Ltd.

9701 Wilshire Blvd., Suite 700

Beverly Hills, CA 90212

Attn: Property Management and

KW Tricenter, LLC.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment is executed as of the date first written above.

TENANT:

CHEROKEE, INC.,
a Delaware corporation

By:	/s/ Howard Siegel	/s/ Jason Boling
Name:	Howard Siegel
Its:	President & COO

LANDLORD:

KW TRICENTER, LLC,
a Delaware limited liability company

By:	/s/ John Prabhu
Name:	John Prabhu
Its:	Vice President

KW Tricenter — Cherokee

First Amendment to Lease

EXHIBIT A

EXPANSION PREMISES

*                                         This Exhibit “A” is provided for informational purposes only and is intended to be only an approximation of the layout of the Expansion Premises and shall not be deemed to constitute any representation by Landlord as to the exact layout or configuration of the Expansion Premises.

Exhibit “B”

Work Letter Agreement

THIS AGREEMENT made as of the 5th day of December, 2013, between KW TRICENTER, LLC, a Delaware limited liability company (“Landlord”), and CHEROKEE, INC., a Delaware corporation (“Tenant”).

Reference is made to the First Amendment to Lease dated September 26, 2013 (the “Amendment”), which amends that certain Office Lease dated as of September 30, 2011 (the “Original Lease”). Collectively, the Original Lease and the Amendment are referred to in this Work Letter Agreement as the “Lease.”

Pursuant to the Amendment, Tenant is leasing the premises known as Suite 210 (the “Expansion Premises”) in the building commonly known as 5990 Sepulveda Boulevard, Van Nuys, California (the “Property”).

Landlord agrees to perform the (the “Work”) in the Expansion Premises in accordance with the plans set forth on Schedule 1 attached hereto prepared by Wolcott Architectural Interiors dated as of October 28, 2013:

Landlord shall pay the full cost of the Work, except that Tenant shall be solely responsible for any increase in the cost of the Work caused by any act or omission of Tenant, or its agents or employees and Tenant shall pay such amounts to Landlord within ten (10) days after Landlord’s delivery of an invoice therefor.

If Landlord requires further choices by Tenant respecting the above Work (e.g., color or material choices respecting the above items), Tenant shall promptly choose the same from such choices, if any, that Landlord makes available to Tenant. If any such further choices are required, the parties agree that Tenant has heretofore been provided an opportunity to view the available choices and Tenant agrees to make such choices within three (3) days after Landlord’s delivery of a request therefor. If Tenant fails to do so by such date, Landlord may make such choices for Tenant.

Landlord will use reasonable efforts to complete the Work by the Expansion Premises Commencement Date under the Lease, subject to delays beyond Landlord’s reasonable control (as may be further described in the Lease); provided, notwithstanding anything to the contrary contained in the Lease, delays in the Work hereunder shall not postpone the Expansion Premises Commencement Date if the delay is caused by Tenant or Tenant’s contractors, agents or employees. Tenant acknowledges that the Work may occur during normal business hours while Tenant is in occupancy of the Existing Premises (as defined in the Original Lease) and that no interference to Tenant’s business operations in, or use of, the Existing Premises shall entitle Tenant to any abatement of rent or any other concession, or give rise to any claim against, or liability of, Landlord.

Notwithstanding anything to the contrary contained in this Work Letter, it is expressly understood and agreed by and between the parties hereto that: (a) the recourse of Tenant or its successors or assigns against Landlord with respect to the alleged breach by or on the part of Landlord of any representation, warranty, covenant, undertaking or agreement contained in this Work Letter (collectively, “Landlord’s Work Letter Undertakings”) shall extend only to Landlord’s interest in the Property of which the Expansion Premises demised under the Lease are a part (hereinafter, “Landlord’s Real Estate”) and not to any other assets of Landlord or its officers, directors or shareholders; and (b) except to the extent of Landlord’s interest in Landlord’s Real Estate, no personal liability or personal responsibility of any sort with respect to any of Landlord’s Work Letter Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Landlord, its parent or against any of their respective directors, officers, shareholders, employees, agents, constituent partners, beneficiaries, trustees or representatives.

TENANT:

CHEROKEE, INC.,
a Delaware corporation

By:	/s/ Howard Siegel	/s/ Jason Boling
Name:	Howard Siegel
Its:	President & COO

LANDLORD:

KW TRICENTER, LLC,
a Delaware limited liability company

By:	/s/ John Prabhu
Name:	John Prabhu
Its:	Vice President

KW Tricenter — Cherokee

First Amendment to Lease

Schedule 1

The Work (10 PAGES)